EXHIBIT 10.1

SECOND AMENDMENT TO CONSULTING AGREEMENT

This Second Amendment to Consulting Agreement (“Amendment”) is entered into effective as of October 1, 2026, by and between Twin Vee PowerCats Co. (“Company”) and Michael P. Dickerson and/or Dickerson Financial Services, LLC (“Consultant”).

Recitals

The parties entered into a Consulting Agreement dated February 25, 2026. The Company has requested that Consultant continue to temporarily serve as Interim Chief Financial Officer in connection with the proposed Agreement and Plan of Merger and the transactions contemplated thereby. The parties desire to amend the Agreement to provide for such appointment and the related compensation and protections.

1. Limited Interim Chief Financial Officer Appointment

Notwithstanding Section 1.2 of the Agreement, solely for purposes of completing the proposed Agreement and Plan of Merger and the transactions contemplated thereby, Consultant shall serve as the Company’s Interim Chief Financial Officer to the extent reasonably necessary to execute documents and certifications, communicate with auditors, legal counsel, regulators, lenders, investors and other third parties, assist with SEC filings related to the transaction, and perform such other duties customarily associated with the office of Chief Financial Officer as are reasonably necessary to complete the proposed transaction.

This appointment is temporary and transaction-specific and shall automatically terminate upon the earliest of:

(a) the closing of the proposed merger transaction;

(b) abandonment or termination of the proposed merger transaction;

(c) December 31, 2026, or on one of the three following extension dates to the extent an extension of this Amendment has been agreed by each party: January 31, 2027, February 28, 2027, or March 31, 2027; or

(d) termination of the Consulting Agreement, unless otherwise agreed in writing.

Except as expressly provided herein, Consultant shall remain an independent contractor. Parties acknowledge that Consultant, due to prior commitments, will be away from the physical operations of the business from approximately December 28, 2026 until February 1, 2027, however, will generally be available to work remotely during such period.

2. Indemnification

During Consultant’s service as Interim Chief Financial Officer, Consultant shall be entitled to the same rights to indemnification, advancement of legal expenses, defense of claims and limitation of liability as any other officer or director under the Company’s Articles, Bylaws, applicable law, indemnification agreements and corporate governance policies.

The Company shall maintain Consultant as an insured under its Directors’ and Officers’ Liability Insurance policy to the same extent as any other executive officer.

Additional Indemnification Protection. The Company shall advance and promptly reimburse Consultant for all reasonable attorneys’ fees, costs and other expenses incurred in connection with any claim, investigation, inquiry, subpoena, administrative proceeding, arbitration, civil action, criminal action or regulatory proceeding arising out of or relating to Consultant’s service as Interim Chief Financial Officer or actions taken in good faith within the scope of such service. Such advancement shall be made prior to final disposition, subject only to Consultant’s agreement to repay such amounts if a final, non-appealable judgment determines Consultant is not entitled to indemnification under applicable law. These rights are contractual, cumulative of all other rights, and survive termination.

3. Transaction Compensation

a)	The Company shall pay Consultant $25,000 per month. All cash payments shall be made to Dickerson Financial Services, LLC, or such other entity designated by Consultant in writing. The compensation described in this Amendment shall be fully earned and non-refundable upon payment or vesting, regardless of whether the proposed merger transaction is ultimately consummated, provided Consultant has substantially performed the services requested by the Company.

b)	Immediately upon execution of this Amendment, compensation for the entire 6-month period shall be paid into an escrow account for the benefit of Dickerson Financial Services, LLC (The Escrow Agent shall be determined and agreed upon by both parties).

i)	$75,000 shall be paid to Consultant on January 2, 2027.

ii)	An additional $25,000 shall also be paid to Consultant on January 2, 2027 if this Amendment is extended until January 31, 2027.

iii)	An additional $25,000 shall also be paid to Consultant on February 2, 2027 if this Amendment is extended until February 28, 2027; and

iv)	An additional $25,000 shall also be paid to Consultant on March 2, 2027, if this Amendment is extended until March 31 2027.

c)	Consultant agrees to extend the provisions of the original Agreement from December 31, 2026 until March 31, 2026 with respect to completing the Form 10-K for 2026, at a rate of $0 per month, if necessary and only in such case as Consultant’s Agreement has been extended at a rate of $25,000 per month.

d)	Parties agree to extend Controller Alexander Santini’s retention bonus for an additional three months until March 31, 2027 at a rate of $5,000 per month.

4. Ratification

Except as expressly amended, all terms of the Consulting Agreement remain unchanged and in full force and effect. In the event of any conflict, this Amendment shall control.

IN WITNESS WHEREOF, the parties have executed this Second Amendment to Consulting Agreement.

/s/ Michael P. Dickerson
Michael P. Dickerson
Dickerson Financial Services, LLC
Consultant

/s/ Kevin Schuyler
Kevin Schuyler
Lead Independent Director
Twin Vee PowerCats Co.

Cc: Joseph Visconti, CEO